FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:           January 31, 2005
                                            Estimated average burden 0.5
                                            ------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and address of Reporting Person*

 Fagan,                         Richard                          J.
--------------------------------------------------------------------------------
(Last)                          (First)                         (MI)

c/o InterDigital Communications Corporation
781 Third Avenue
--------------------------------------------------------------------------------
(Street)

King of Prussia                      PA                        19406-1409
--------------------------------------------------------------------------------
(City)                             (State)                    (Zip)

--------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

                 InterDigital Communications Corporation (IDCC)
--------------------------------------------------------------------------------
 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
--------------------------------------------------------------------------------
 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
                                       |
       September 2002                  |
--------------------------------------------------------------------------------
 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [     ]  Director                    [   ]  10% Owner

        [  X  ]  Officer                     [   ]  Other (specify below)
                (give title below)

              Executive Vice President and Chief Financial Officer
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

        ________ Form Filed by One Reporting Person
        ________ Form Filed by More than One Reporting Person
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Trans-   | 2A.        | 3. Transaction Code     | 4. Securities Acquired (A) or
   (Instr. 3)                    |     action   | Deemed     |    (Instr. 8)           |    Disposed of (D)
                                 |     Date     | Execution  |                         |    (Instr. 3, 4, and 5)
                                 |              | Date, if   |                         |
                                 |              | any        |                         |
                                 |              |            |                         |
                                 |              |            |                         |
                                 |     (Month/  | (Month/    |                         |
                                 |      Day/    |  Day/      |                         |
                                 |      Year)   |  Year)     |                         |
                                 |              |            |                         |
------------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |    Code   |     V       |     Amount     |  (A)or  |    Price
                                 |              |            |           |             |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                     |   09/30/02   |            |    J(1)   |     V       |       142      |    A    |    $7.395
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                     |              |            |           |     V       |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             | 5. Amount of              | 6. Owner-                | 7. Nature of
   (Instr. 3)                    |    Securities             |    ship                  |    Indirect
                                 |    Beneficially           |    Form:                 |    Beneficial
                                 |    Owned                  |    Direct                |    Owner-
                                 |    Following              |    (D) or                |    ship
                                 |    Reported               |    Indirect              |
                                 |    Transaction(s)         |    (I)                   |
                                 |                           |                          |
                                 |    (Instr. 3 & 4)         |                          |
                                 |                           |    (Instr. 4)            |    (Instr. 4)
                                 |                           |                          |
                                 |                           |                          |
                                 |                           |                          |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                     |         39,379            |        D                 |
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                     |            269(2)         |        I                 |     By 401(k) plan
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                          |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                          |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                          |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                          |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                          |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                          |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                          |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                          |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                          |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                          |
===================================================================================================================================

Explanation of Responses:
     (1) Purchased pursuant to the InterDigital Communications Corporation Employee Stock Purchase Plan, as amended, "a tax conditioned plan".
     (2) Between July 1, 2001 and June 30, 2002, the reporting person acquired 269 shares of Common Stock pursuant to the InterDigital Communications Corporation Savings and Protection Plan. This information is based on the most recently published plan statement dated June 30, 2002.

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       |  2. Conver-       | 3. Trans-    | 3A.         | 4. Transaction | 5. Number of Derivative
   Security                  |     sion or       |    action    | Deemed      |    Code        |    Securities Acquired
   (Instr. 3)                |     Exercise      |    Date      | Execution   |    (Instr. 8)  |    (A) or Disposed of
                             |     Price of      |              | Date, if    |                |    (D) (Instr. 3, 4 and 5)
                             |     Deri          |    (Month/   | Any         |                |
                             |     vative        |      Day/    |             |                |
                             |     Security      |      Year)   |             |                |
                             |                   |              | (Month/     |                |
                             |                   |              |   Day       |                |
                             |                   |              |   Year      |                |
                             |                   |              |             |                |
                             |                   |              |             |                |
                             |                   |              |             |                |
-----------------------------------------------------------------------------------------------------------------------------------
                             |                           |                    | Code   |   V   |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
                             |                           |                    |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                             |                           |                    |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                             |                           |                    |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                             |                           |                    |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                             |                           |                    |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                             |                           |                    |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                             |                           |                    |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                             |                           |                    |        |       |             |
----------------------------------------------------------------------------------------------------------------------------------
                             |                           |                    |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                             |                           |                    |        |       |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned Following Reported  |     Indirect (I)                     |     (Instr. 4)
                                 |    Transaction(s)            |     (Instr. 4)                       |
                                 |    (Instr. 4)                |                                      |
                                 |                              |                                      |
                                 |                              |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/: R. J. Fagan                                       October 2, 2002
------------------------------------                   ---------------
  Richard J. Fagan                                     Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                 SEC 1474 (3/91)




Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.